Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 33-88228) on Form S-8 of our report dated June 14, 2018 appearing in this Annual Report on Form 11-K of Home Federal Savings Bank Employees’ Savings and Profit Sharing Plan for the year ended December 31, 2017.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Minneapolis, Minnesota

June 14, 2018